Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Reports Financial Results for its

Fiscal First Quarter Ended December 31, 2015

Conference Call and Webcast Today at 4:30 p.m. ET

•	Royalty revenue for paritaprevir containing regimens was $17.9 million

•	$30 million milestone payment received from AbbVie for reimbursement approval in Japan for VIEKIRAX®

•	Cash and marketable securities totaled $236.6 million at December 31, 2015

WATERTOWN, Mass., February 8, 2016 — Enanta Pharmaceuticals, Inc., (NASDAQ:ENTA), a research and development-focused biotechnology company dedicated to creating small molecule drugs for viral infections and liver diseases, today reported financial results for its fiscal first quarter ended December 31, 2015.

Enanta’s cash, cash equivalents and short-term and long-term marketable securities totaled $236.6 million at December 31, 2015. This compares to a total of $209.4 million in such accounts at September 30, 2015. Enanta expects that its current cash, cash equivalents and marketable securities will be sufficient to meet the anticipated cash requirements of its existing business for the foreseeable future.

Fiscal First Quarter Ended December 31, 2015 Financial Results

Revenue for the three months ended December 31, 2015 was $48.4 million, compared to $77.5 million for the three months ended December 31, 2014. For the 2015 period, revenue consisted primarily of a $30 million milestone payment earned and received from AbbVie for reimbursement approval of VIEKIRAX® in Japan, as well as royalties earned on contractually specified portions of AbbVie’s worldwide net sales of hepatitis C virus (HCV) treatment regimens containing paritaprevir, Enanta’s lead protease inhibitor identified within the ongoing AbbVie-Enanta collaboration. Revenue in the 2014 period consisted primarily of a $75 million milestone payment received in the period ended December 31, 2014 for the initial commercialization regulatory approval of VIEKIRA PAK® in the U.S. Milestone payments, royalties and other payments from collaborations have varied significantly from period to period, and are expected to continue to do so.

Research and development expenses totaled $9.0 million for the three months ended December 31, 2015, compared to $4.5 million for the three months ended December 31, 2014. The increase in the three month period over the prior year period was primarily due to increased pre-clinical and clinical costs associated with Enanta’s wholly-owned R&D programs in NASH, RSV, HBV and HCV cyclophilin.

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General and administrative expenses totaled $3.8 million for the three months ended December 31, 2015, compared to $2.8 million for the three months ended December 31, 2014. The increase in the 2015 period primarily reflects increases in stock-based compensation expense, as well as additional expenses incurred as Enanta expands its operations.

Net income for the three months ended December 31, 2015 was $26.2 million, or $1.36 per diluted common share, compared to net income of $42.0 million or $2.18 per diluted common share, for the corresponding period in 2014.

“Sustained by Enanta’s financial resources generated by our HCV collaboration product, 2016 will be a year in which Enanta continues to diversify beyond our partnered and wholly-owned HCV programs and advances its internal programs in NASH, hepatitis B virus and respiratory syncytial virus,” commented Jay R. Luly, Ph.D., President and Chief Executive Officer. “We expect to advance our NASH program into clinical development this year and look forward to sharing updates on these new programs in the coming months.”

Development Program and Business Review

•	In January Enanta dosed the first subject in its phase 1 clinical study of EDP-494, Enanta’s wholly-owned cyclophilin inhibitor being developed for the treatment of hepatitis C virus (HCV).

•	In January, Enanta announced that it has expanded its research and development programs within the company’s core focus areas of virology and liver disease to include new programs to treat hepatitis B virus (HBV) and Respiratory Syncytial Virus (RSV) infections. Preclinical candidate selection is ongoing with a goal to initiate clinical studies for at least one of these programs in 2017.

•	Enanta is on track to initiate a phase 1 clinical trial in the second half of 2016 with EDP-305, Enanta’s wholly-owned Farnesoid X Receptor (FXR) agonist candidate for non-alcoholic steatohepatitis (NASH) and Primary Biliary Cholangitis (PBC).

•	AbbVie has initiated six global phase 3 clinical studies of its next-generation HCV treatment regimen, which includes ABT-493, Enanta’s next-generation protease inhibitor.

Revenue Guidance

For the quarter ending March 31, 2016, which marks the beginning of a new year for the calculation of Enanta’s annually tiered royalties, Enanta expects its royalty revenue to be at least 3% percent of AbbVie’s reported VIEKIRA sales. The actual percentage will depend primarily on the amounts and portions of those sales that are 2-DAA or 3-DAA regimen sales. Under its agreement with AbbVie, Enanta is entitled to receive annually tiered, double-digit royalties on specified portions of sales that are allocated to paritaprevir using 30% of 3-DAA sales (VIEKIRA PAK™ or VIEKIRAX® + EXVIERA®) and 45% of 2-DAA sales (TECHNIVIE® or VIEKIRAX®) for the allocation.

Upcoming Events and Presentations

•	February 10, 2016 - Leerink Partners 5th Annual Global Healthcare Conference, New York, NY

•	February 11, 2016 at 4:00 p.m. ET - Enanta 2016 Annual Meeting of Stockholders, Boston, MA

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•	March 17, 2016 - Barclays Global Health Care Conference, Miami, FL

•	Enanta plans to issue its fiscal second quarter financial results press release, and hold a conference call regarding those results, in the week of May 9, 2016.

Conference Call and Webcast Information

Enanta will host a conference call and webcast today at 4:30 p.m. ET. To participate in the live conference call, please dial
(855) 840-0595 in the U.S. or (518) 444-4814 for international callers. A replay of the conference call will be available starting at approximately 6:30 p.m. Eastern time on February 8, 2016, through 11:59 p.m. Eastern time on February 12, 2016 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 for international callers. The passcode for both the live call and the replay is 36743436. A live audio webcast of the call and replay can be accessed by visiting the “Calendar of Events” section on the “Investors” page of Enanta’s website at www.enanta.com.

About Enanta

Enanta Pharmaceuticals is a research and development-focused biotechnology company that uses its robust chemistry-driven approach and drug discovery capabilities to create small molecule drugs for viral infections and liver diseases. Enanta’s research and development is currently focused on four disease targets: Hepatitis C Virus (HCV), Hepatitis B Virus (HBV), Non-alcoholic Steatohepatitis (NASH) and Respiratory Syncytial Virus (RSV).

Enanta has developed novel protease inhibitors and NS5A inhibitors that are members of the direct-acting-antiviral (DAA) inhibitor classes designed for use against the hepatitis C virus (HCV). Enanta’s protease inhibitors, developed through its collaboration with AbbVie, include paritaprevir, which is contained in AbbVie’s marketed DAA regimens for HCV, and ABT-493, Enanta’s next-generation protease inhibitor, which AbbVie is developing in phase 3 studies in combination with ABT-530, AbbVie’s next-generation NS5A inhibitor. Enanta has also discovered a cyclophilin inhibitor, EDP-494, a novel host-targeting mechanism for HCV, which is now in phase 1 clinical development, and EDP-305, an FXR agonist, which Enanta plans to advance into clinical development for NASH later in 2016. Please visit www.enanta.com for more information on Enanta’s programs and pipeline.

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to the prospects for future royalties on sales of AbbVie’s HCV treatment regimens containing paritaprevir, the prospects for AbbVie’s development of a next-generation regimen containing ABT-493, the prospects for further clinical development of Enanta’s cyclophilin inhibitor for the treatment of HCV, the prospects for advancing an FXR agonist for the treatment of NASH into clinical trials, the prospects for advancement of another program in HBV or RSV, and the projected sufficiency of Enanta’s cash-equivalent resources and marketable securities. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect

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actual results include: Enanta’s revenues are dependent upon the success of AbbVie’s planned regulatory approval and commercialization efforts for its HCV treatment regimens containing paritaprevir; Enanta’s longer term revenues will be dependent upon the success of AbbVie’s planned clinical development and commercialization of next-generation regimens containing ABT-493; regulatory actions affecting any approval of an HCV treatment regimen containing ABT-493; the pricing, market acceptance and reimbursement rates of treatment regimens containing paritaprevir or ABT-493 compared to competitive HCV products on the market and product candidates of other companies under development; the discovery and development risks of early stage discovery efforts in new disease areas such as HBV, NASH and RSV; potential competition from the development efforts of others in those new disease areas; Enanta’s lack of clinical development experience; Enanta’s need to attract and retain senior management and key scientific personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s most recent Form 10-K for the fiscal year ended September 30, 2015 and other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

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ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2015	2014
Revenue	$48,445	$77,498
Operating expenses
Research and development	9,033	4,519
General and administrative	3,818	2,769

Total operating expenses	12,851	7,288

Income from operations	35,594	70,210
Other income, net	329	301

Income before income taxes	35,923	70,511
Income tax expense	(9,734)	(28,502)

Net income	$26,189	$42,009

Net income per share
Basic	$1.39	$2.26
Diluted	$1.36	$2.18
Weighted average common shares outstanding
Basic	18,776	18,603
Diluted	19,269	19,283

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ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2015	September 30, 2015
Assets
Current assets
Cash and cash equivalents	$46,233	$21,726
Short-term marketable securities	133,786	123,479
Accounts receivable	17,869	15,289
Unbilled receivables	1,009	433
Deferred tax assets	1,581	1,447
Prepaid expenses and other current assets	8,543	8,267

Total current assets	209,021	170,641
Property and equipment, net	7,872	5,886
Long-term marketable securities	56,618	64,238
Deferred tax assets	4,260	4,640
Restricted cash	608	608

Total assets	$278,379	$246,013

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,767	$1,543
Accrued expenses and other current liabilities	3,165	3,962
Income taxes payable	4,940	1,199

Total current liabilities	10,872	6,704
Warrant liability	1,290	1,276
Series 1 nonconvertible preferred stock	164	163
Other long-term liabilities	1,774	1,713

Total liabilities	14,100	9,856

Total stockholders’ equity	264,279	236,157

Total liabilities and stockholders’ equity	$278,379	$246,013

Investor Contact

Carol Miceli

Enanta Pharmaceuticals, Inc.

617-607-0710

cmiceli@enanta.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

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